Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results for the

Fourth Quarter and Year Ended December 31, 2023

HOUSTON, TEXAS, February 28, 2024 / PRNewswire/ – Independence Contract Drilling, Inc. (the “Company” or “ICD”) (NYSE: ICD) today reported financial results for the three and twelve months ended December 31, 2023.

Fourth quarter 2023 Highlights

•	Net loss of $26.0 million, or $1.84 per share
•	Adjusted net loss, as defined below, of $8.6 million, or $0.61 per share
•	Adjusted EBITDA, as defined below, of $9.9 million, including $2.1 million of costs associated with rig reactivations and transitions
•	Adjusted net debt, as defined below, of $179.1 million
•	14.9 average rigs working during the quarter
•	Fully burdened margin per day of $12,313

In the fourth quarter of 2023, the Company reported revenues of $45.8 million, net loss of $26.0 million, or $1.84 per share, adjusted net loss (defined below) of $8.6 million, or $0.61 per share, and adjusted EBITDA (defined below) of $9.9 million. These results compare to revenues of $60.3 million, net income of $3.5 million, or $0.20 per diluted share, adjusted net loss of $0.1 million, or $0.01 per share, and adjusted EBITDA of $18.5 million in the fourth quarter of 2022, and revenues of $44.2 million, net loss of $7.6 million, or $0.54 per share, adjusted net loss of $5.2 million, or $0.37 per share, and adjusted EBITDA of $12.9 million in the third quarter of 2023.

For the year ended December 31, 2023, the Company reported revenues of $210.1 million, a net loss of $37.7 million, or $2.69 per share, an adjusted net loss of $12.5 million, or $0.89 per share, and adjusted EBITDA of $62.8 million. This compares to revenues of $186.7 million, a net loss of $65.3 million, or $5.01 per share, an adjusted net loss of $25.7 million, or $1.98 per share, and adjusted EBITDA of $43.8 million for the year ended December 31, 2022.

Chief Executive Officer Anthony Gallegos commented, “In spite of the market headwinds in 2023 associated with a declining overall rig count in our target markets, fiscal 2023 represented a period of significant accomplishments for ICD. In the Permian basin, while the overall rig count in this basin declined 15% in 2023, ICD grew its Permian rig count by more than 40% as we successfully transitioned a substantial portion of our Haynesville rigs into this market during the year. Our backlog of term contracts also increased at year end as we recently signed several attractive contracts with Permian operators, including two multi-year contracts.

During fiscal 2023, we also accelerated our 200-to-300 Series conversion program, delivering four conversions during the year and completing a fifth in January of 2024. Today, we only have one operating 200 Series rig that has not yet been converted, and we have budgeted for that conversion to occur later in 2024 depending upon customer requirements. On the technology side, as we exited 2023, over half of our operating rigs were earning revenue from some sort of technology bundle, and based upon customer demand, we expect this percentage to increase during 2024.

Looking forward into 2024, we expect to see more opportunities for ICD to drive incremental demand for our drilling rigs, even in an overall flat rig count in our target markets. Near term rig reactivations will likely be limited to rig replacement opportunities in the Permian basin, but we will also continue to evaluate opportunities in adjacent markets. With the expectations for a flatter near-term environment, we have compressed our 2024 capital expenditure budget, net of disposals, to $18.2 million, and our cash SG&A budget to $15.3 million. Strategically, although our Convertible Notes do not mature until March 2026, the refinancing window for these Convertible Notes will open later this year, and we want to be proactive in starting the process to begin reviewing potential refinancing and other strategic opportunities. Thus, our Board has appointed a special committee of independent directors to begin this review and evaluation process.”

Quarterly Operational Results

In the fourth quarter of 2023, operating days increased sequentially by 11% compared to the third quarter of 2023. The Company’s marketed fleet operated at 57% utilization and recorded 1,370 revenue days, compared to 1,704 revenue days in the fourth quarter of 2022, and 1,229 revenue days in the third quarter of 2023. During the third quarter of 2023, the Company also recognized early termination revenue of approximately $0.7 million. There was no early termination revenue recognized during the fourth quarter of 2023 or the fourth quarter of 2022.

Operating revenues in the fourth quarter of 2023 totaled $45.8 million, compared to $60.3 million in the fourth quarter of 2022 and $44.2 million in the third quarter of 2023. Revenue per day in the fourth quarter of 2023 was $31,508, compared to $32,778 in the fourth quarter of 2022 and $32,925 in the third quarter of 2023. Sequential decreases in revenue per day were primarily due to expiration and repricing of higher dayrate term contracts originally entered into during fiscal 2022. Revenue per day statistics exclude early termination revenue recognized during the quarter.

Operating costs in the fourth quarter of 2023 totaled $31.5 million, compared to $36.0 million in the fourth quarter of 2022 and $27.5 million in the third quarter of 2023. Fully burdened operating costs were $19,195 per day in the fourth quarter of 2023, compared to $18,261 in the fourth quarter of 2022 and $18,920 in the third quarter of 2023. Reported cost per day excludes reactivation costs of $2.1 million in the fourth quarter of 2023 and Haynesville-to-Permian rig transition costs of approximately $0.8 million in the third quarter of 2023. There were no reactivation costs or rig transition costs in the fourth quarter of 2022.

Fully burdened rig operating margins in the fourth quarter of 2023 were $12,313 per day, compared to $14,517 per day in the fourth quarter of 2022 and $14,005 per day in the third quarter of 2023. The Company currently expects per day operating margins in the first quarter of 2024 to fall approximately 12% to 14% sequentially driven primarily by lower average dayrates as rigs recontract in the current market environment.

Selling, general and administrative expenses in the fourth quarter of 2023 were $5.7 million (including $1.2 million of non-cash compensation), compared to $7.7 million (including $1.9 million of non-cash compensation) in the fourth quarter of 2022 and $6.9 million (including $2.0 million of non-cash compensation) in the third quarter of 2023. Cash selling, general and administrative expenses decreased sequentially due to a $1.1 million charge in the third quarter of 2023 associated with modification and extension of an existing drilling contract with a customer, which has been excluded in the Company’s calculation of adjusted net loss per share and adjusted EBITDA.

During the fourth quarter of 2023, the Company recorded interest expense of $9.8 million, including $2.6 million relating to non-cash amortization of Convertible Note debt discount and debt issuance costs. The Company has excluded this non-cash amortization when presenting adjusted net loss. During the fourth quarter of 2023, the Company redeemed $5.0 million of Convertible Notes at par plus accrued interest.

During the fourth quarter of 2023, the Company reviewed its idle equipment and recorded an impairment charge of $14.7 million associated with equipment and capital spares that it determined would no longer be utilized by the Company’s marketed fleet of 26 rigs.

Drilling Operations Update

The Company currently expects to operate approximately 15 net average rigs during the first quarter of 2024, with several rigs transitioning between customers during the quarter. The Company’s backlog of drilling contracts with original terms of six months or longer is $82.9 million. Approximately 75% of this backlog expires in 2024. This backlog excludes rigs operating on short-term pad-to-pad drilling contracts with original terms of less than six months.

Capital Expenditures and Liquidity Update

Cash outlays for capital expenditures in the fourth quarter of 2023, net of asset sales and recoveries, were $2.7 million. The Company’s capital expenditure budget for 2024, net of disposals, is approximately $18.2 million.

As of December 31, 2023, the Company had cash on hand of $5.6 million and a revolving line of credit with availability of $20.6 million, and net working capital of $3.0 million. The Company reported adjusted net debt as of December 31, 2023 of $179.1 million, consisting of the full amount of the outstanding Convertible Notes and outstanding borrowings under the Company’s revolving line of credit.

The refinancing window under the Indenture governing the Company’s PIK Toggle Convertible Notes due 2026 opens September 18, 2024. In this regard, ICD’s Board of Directors has decided to initiate a formal review process to begin evaluating alternatives with respect to refinancing these Convertible Notes and any other strategic opportunities that present themselves in connection with this evaluation and has formed a committee of independent directors for that purpose. There can be no assurance that this process will result in the Company pursuing any particular transaction or strategic outcome.

Conference Call Details

A conference call for investors will be held today, February 28, 2024, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company’s fourth quarter and year end 2023 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 4798268. The replay will be available until February 28, 2024.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients’ production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company’s Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include the Company’s expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands, except par value and share data)

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$5,565	$5,326
Accounts receivable	31,695	39,775
Inventories	1,557	1,508
Assets held for sale	—	325
Prepaid expenses and other current assets	4,759	4,736
Total current assets	43,576	51,670
Property, plant and equipment, net	348,193	376,084
Other long-term assets, net	2,908	1,960
Total assets	$394,677	$429,714
Liabilities and Stockholders’ Equity
Liabilities
Current portion of long-term debt (1)	$1,226	$2,485
Accounts payable	22,990	31,946
Accrued liabilities	16,371	17,608
Total current liabilities	40,587	52,039
Long-term debt, net (2)	154,549	143,223
Deferred income taxes, net	9,761	12,266
Other long-term liabilities	8,201	7,474
Total liabilities	213,098	215,002
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 250,000,000 shares authorized; 14,523,124 and 13,698,851 shares issued, respectively, and 14,425,864 and 13,613,759 shares outstanding, respectively	144	136
Additional paid-in capital	622,169	617,606
Accumulated deficit	(436,794)	(399,097)
Treasury stock, at cost, 97,260 shares and 85,092 shares, respectively	(3,940)	(3,933)
Total stockholders’ equity	181,579	214,712
Total liabilities and stockholders’ equity	$394,677	$429,714

(1)As of December 31, 2023 and December 31, 2022, current portion of long-term debt includes $1.2 million and $2.5 million, respectively, of finance lease obligations.

(2)As of December 31, 2023 and December 31, 2022, long-term debt includes $1.7 million and $1.6 million, respectively, of long-term finance lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands, except per share data)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2023	2022	2023	2023	2022

Revenues	$45,830	$60,259	$44,164	$210,106	$186,710
Costs and expenses
Operating costs	31,472	35,950	27,494	130,253	123,399
Selling, general and administrative	5,683	7,714	6,865	24,499	24,809
Depreciation and amortization	11,055	10,724	10,229	43,543	40,443
Asset impairment, net	14,655	350	250	14,905	350
(Gain) loss on disposition of assets, net	(501)	469	(1,454)	38	(196)
Other expense	585	—	—	585	—
Total costs and expenses	62,949	55,207	43,384	213,823	188,805
Operating (loss) income	(17,119)	5,052	780	(3,717)	(2,095)
Interest expense	(9,763)	(8,570)	(9,222)	(35,955)	(29,575)
Loss on extinguishment of debt	—	—	—	—	(46,347)
Change in fair value of embedded derivative liability	—	—	—	—	(4,265)
Realized gain on extinguishment of derivative	—	—	—	—	10,765
Loss before income taxes	(26,882)	(3,518)	(8,442)	(39,672)	(71,517)
Income tax benefit	(932)	(6,979)	(844)	(1,975)	(6,196)
Net (loss) income	$(25,950)	$3,461	$(7,598)	$(37,697)	$(65,321)

(Loss) income per share:
Basic	$(1.84)	$0.25	$(0.54)	$(2.69)	$(5.01)
Diluted	$(1.84)	$0.20	$(0.54)	$(2.69)	$(5.01)
Weighted average number of common shares outstanding:
Basic	14,072	13,617	14,071	14,012	13,026
Diluted	14,072	51,880	14,071	14,012	13,026

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net loss	$(37,697)	$(65,321)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	43,543	40,443
Asset impairment, net	14,905	350
Stock-based compensation	5,671	4,644
Loss (gain) on disposition of assets, net	38	(196)
Non-cash interest expense	25,029	15,859
Non-cash loss on extinguishment of debt	—	46,347
Amortization of deferred financing costs	111	346
Amortization of Convertible Notes debt discount and issuance costs	8,534	6,714
Change in fair value of embedded derivative liability	—	4,265
Gain on extinguishment of derivative	—	(10,765)
Deferred income taxes	(2,505)	(6,771)
Non-cash cost to obtain revenue contract	585	—
Credit loss expense	1,177	256
Changes in operating assets and liabilities
Accounts receivable	6,318	(17,820)
Inventories	(249)	(365)
Prepaid expenses and other assets	(1,380)	266
Accounts payable and accrued liabilities	(3,058)	10,325
Net cash provided by operating activities	61,022	28,577
Cash flows from investing activities
Purchases of property, plant and equipment	(40,655)	(43,047)
Proceeds from the sale of assets	4,438	4,552
Proceeds from insurance claims	—	191
Net cash used in investing activities	(36,217)	(38,304)
Cash flows from financing activities
Proceeds from issuance of Convertible Notes	—	157,500
Payments to redeem Convertible Notes	(15,000)	—
Repayments under Term Loan Facility	—	(139,076)
Borrowings under Revolving ABL Credit Facility	34,672	5,589
Repayments under Revolving ABL Credit Facility	(40,983)	(78)
Payment of merger consideration	—	(2,902)
Proceeds from issuance of common stock through at-the-market facility, net of issuance costs	—	3,038
Purchase of treasury stock	(7)	(10)
Taxes paid for vesting of RSUs	(668)	(10)
Convertible Notes issuance costs	—	(6,986)
Financing costs paid under Revolving ABL Credit Facility	—	(341)
Payments for finance lease obligations	(2,580)	(5,811)
Net cash (used in) provided by financing activities	(24,566)	10,913
Net increase in cash and cash equivalents	239	1,186
Cash and cash equivalents
Beginning of year	5,326	4,140
End of year	$5,565	$5,326

	Year Ended December 31,
	2023	2022

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$2,358	$5,084
Cash paid during the period for taxes	$804	$—
Supplemental disclosure of non-cash investing and financing activities
Change in property, plant and equipment purchases in accounts payable	$(8,093)	$11,686
Additions to property, plant and equipment through finance leases	$2,161	$4,440
Extinguishment of finance lease obligations from sale of assets classified as finance leases	$(513)	$(281)
Transfer of assets from held and used to held for sale	$—	$(325)
Initial embedded derivative liability upon issuance of Convertible Notes	$—	$75,733
Extinguishment of embedded derivative liability	$—	$(69,232)
Shares issued for structuring fee	$—	$9,163

The following table provides various financial and operational data for the Company’s operations for the three months ended December 31, 2023 and 2022 and September 30, 2023 and the year ended December 31, 2023 and 2022. This information contains non-GAAP financial measures of the Company’s operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by the Company’s management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA

Unaudited

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2023	2022	2023	2023	2022

Number of marketed rigs end of period	26	26	26	26	26
Rig operating days (1)	1,370	1,704	1,229	5,711	6,308
Average number of operating rigs (2)	14.9	18.5	13.4	15.7	17.3
Rig utilization (3)	57%	71%	51%	60%	70%
Average revenue per operating day (4)	$31,508	$32,778	$32,925	$33,548	$27,258
Average cost per operating day (5)	$19,195	$18,261	$18,920	$19,093	$16,940
Average rig margin per operating day	$12,313	$14,517	$14,005	$14,455	$10,318

(1)	Rig operating days represent the number of days the Company’s rigs are earning revenue under a contract during the period, including days that standby revenue is earned. Rig operating days exclude rigs earning revenue on an early termination basis. During the three months ended December 31, 2023 and 2022 and September 30, 2023, there were 21.3, 3.1 and 92.3 operating days in which we earned revenue on a standby basis, respectively. During the year ended December 31, 2023 and 2022, there were 226.1 and 30.8 operating days in which we earned revenue on a standby basis, respectively. During the three and twelve months ended December 31, 2023, the Company recognized $5.9 million of early termination revenue. There was no early termination revenue recognized during the twelve months ended December 31, 2022.

(2)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(3)	Rig utilization is calculated as rig operating days divided by the total number of days the Company’s marketed drilling rigs are available during the applicable period.

(4)	Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period. Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of (i) out-of-pocket costs paid by customers of $2.7 million, $4.4 million and $3.0 million during the three months ended December 31, 2023 and 2022, and September 30, 2023, respectively and $12.6 million and $14.8 million during the year ended December 31, 2023 and 2022, respectively and (ii) early termination revenues of zero, zero and $0.7 million three months ended December 31, 2023 and 2022, and September 30, 2023, respectively, and $5.9 million and zero during the year ended December 31, 2023 and 2022, respectively.

(5)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period. The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $2.7 million, $4.4 million and $3.0 million during the three months ended December 31, 2023 and 2022, and September 30, 2023, respectively, and $12.6 million and $14.8 million during the year ended December 31, 2023 and 2022; (ii) overhead costs of $0.5 million, $0.4 million and $0.4 million during the three months ended December 31, 2023 and 2022, and September 30, 2023, respectively, and $2.2 million and $1.8 million during the year ended December 31, 2023 and 2022; (iii) reactivation costs of $2.1 million, zero and zero during the three months ended December 31, 2023 and 2022, and September 30, 2023, respectively, and $2.1 million and zero during the year ended December 31, 2023 and 2022; and (iv) rig decommissioning and transition costs between basins of zero, zero and $0.8 million during the three months ended December 31, 2023 and 2022 and September 30, 2023, respectively, and $4.3 million and zero during the year ended December 31, 2023 and 2022, respectively.

Non-GAAP Financial Measures

Adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of the Company’s financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under the Company’s credit facility for purposes of determining the Company’s compliance with various financial covenants. The Company defines “adjusted net debt” as long-term notes (excluding long-term capital leases) less cash. The Company defines “adjusted net (loss) income” as net (loss) income before: asset impairment, net; gain or loss on disposition of assets, net; amortization of debt discount; amortization of issuance costs; gain or loss on extinguishment of debt; change in fair value of embedded derivative liability, gain on extinguishment of derivative and other adjustments. The Company defines “EBITDA” as earnings (or loss) before interest, taxes, depreciation and amortization, and asset impairment, net and the Company defines “adjusted EBITDA” as EBITDA before stock-based compensation, gain or loss on disposition of assets, gain or loss on extinguishment of debt, gain on extinguishment of derivative and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under the Company’s credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net (loss) income as determined by U.S. generally accepted accounting principles (“GAAP”).

Management believes adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow the Company’s stockholders to more effectively evaluate the Company’s operating performance and compliance with various financial covenants under the Company’s credit facility and compare the results of the Company’s operations from period to period and against the Company’s peers without regard to the Company’s financing methods or capital structure or non-recurring, non-cash transactions. The Company excludes the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within the Company’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s return on assets, cost of capital and tax structure. The Company’s presentation of adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that the Company’s results will be unaffected by unusual or non-recurring items. The Company’s computations of adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Calculation of Adjusted Net Debt:

(in thousands)	December 31, 2023
Convertible Notes	$179,209
Revolving ABL Credit Facility	5,500
Less: Cash	(5,565)
Adjusted net debt	$179,144

Reconciliation of Adjusted Net Debt to Reported Long-Term Debt:

(in thousands)	December 31, 2023
Adjusted net debt	$179,144
Add back:
Cash	5,565
Long-term portion of finance lease obligations	1,659
Less:
Debt discount and issuance costs, net of amortization	(31,819)
Total reported long-term debt	$154,549

Reconciliation of Net (Loss) Income to Adjusted Net Loss:

	(Unaudited)			(Unaudited)
	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2023	2022	2023	2023	2022
	Amount	Amount	Amount	Amount	Amount
(in thousands, except per share data)
Net (loss) income	$(25,950)	$3,461	$(7,598)	$(37,697)	$(65,321)
Add back:
Asset impairment, net (1)	14,655	350	250	14,905	350
(Gain) loss on disposition of assets, net (2)	(501)	469	(1,454)	38	(196)
Amortization of debt discount and issuance costs - Convertible Notes	2,567	2,406	2,420	8,534	6,347
Loss on extinguishment of debt (3)	—	—	—	—	46,347
Change in fair value of embedded derivative liability (4)	—	—	—	—	4,265
Gain on extinguishment of derivative (5)	—	—	—	—	(10,765)
Charge related to contract modification (6)	585	—	1,147	1,732	—
Non-cash income tax benefit related to deductibility of Convertible Note interest (7)	—	(6,773)	—	—	(6,773)
Adjusted net loss	$(8,644)	$(87)	$(5,235)	$(12,488)	$(25,746)

Adjusted net loss per share	$(0.61)	$(0.01)	$(0.37)	$(0.89)	$(1.98)

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2023	2022	2023	2023	2022
(in thousands)
Net (loss) income	$(25,950)	$3,461	$(7,598)	$(37,697)	$(65,321)
Add back:
Income tax benefit	(932)	(6,979)	(844)	(1,975)	(6,196)
Interest expense	9,763	8,570	9,222	35,955	29,575
Depreciation and amortization	11,055	10,724	10,229	43,543	40,443
Asset impairment, net (1)	14,655	350	250	14,905	350
EBITDA	8,592	16,126	11,259	54,731	(1,149)
(Gain) loss on disposition of assets, net (2)	(501)	469	(1,454)	38	(196)
Stock-based and deferred compensation cost	1,201	1,890	1,953	6,338	5,251
Loss on extinguishment of debt (3)	—	—	—	—	46,347
Change in fair value of embedded derivative liability (4)	—	—	—	—	4,265
Gain on extinguishment of derivative (5)	—	—	—	—	(10,765)
Charge related to contract modification (6)	585	—	1,147	1,732	—
Adjusted EBITDA	$9,877	$18,485	$12,905	$62,839	$43,753

(1)	During the three months ended December 31, 2023, we recorded an asset impairment charge of $14.7 million relating to idle equipment and capital spares. During the three months ended September 30, 2023, we impaired a damaged piece of drilling equipment for $0.3 million, net of insurance recoveries. During the three months ended December 31, 2022, we impaired $0.4 million of drilling equipment that was designated held for sale.

(2)	Gain or loss on disposition of assets, net, represents recognition of the sale or disposition of miscellaneous drilling equipment in each respective period.

(3)	Loss on extinguishment of debt in the twelve months ended December 31, 2022 related to unamortized debt issuance costs on our prior term loan facility, non-cash structuring fees settled in shares to the affiliates of our prior term loan facility and the fair value of the embedded derivatives attributable to the affiliates of our prior term loan facility in the first quarter of 2022.

(4)	Represents the change in fair value of embedded derivative liability between March 18, 2022 and June 8, 2022. The embedded derivative liability was extinguished on June 8, 2022.

(5)	Represents the gain on extinguishment of the PIK interest rate feature of the derivative liability.

(6)	Represents a contract modification and extension with a customer.

(7)	During the fourth quarter of 2022, the Company recorded non-cash income tax benefit related to the determination of deductibility of the Convertible Note interest.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.

E-mail inquiries to: Investor.relations@icdrilling.com

Phone inquiries: (281) 598-1211